CONDOMINIUM PURCHASE AGREEMENT

COPPER RIDGE PROFESSIONAL CENTER FIVE

Condominium Unit No.: 5-1 (entire Mid-level)
Building Address: 4110 Copper Ridge Dr. Traverse City, MI 49684

WHEREAS, **COPPER RIDGE, L.L.C.**, a Michigan limited liability company, (hereinafter "Developer") is developing **COPPER RIDGE PROFESSIONAL CENTER FIVE**, a commercial condominium project located in the Township of Garfield, Grand Traverse County, Michigan, to consist of up to twelve (12) units in total of a multi-phase development, and WHEREAS, **Aurora Energy, Ltd**, (hereinafter "Subscriber") wishes to reserve the right to purchase a unit in the project and to participate in the Association of Co-owners formed for the operation and regulation of the common elements of the project.

IT IS AGREED AS FOLLOWS:

Subscriber, in consideration of the mutual promises of other subscribers and other good and valuable consideration, hereby reserves the right to participate in the proposed project by purchasing the above referred condominium unit, together with an undivided interest in the common elements of the project for the purchase price of **Two million two hundred forty thousand six hundred eighty five ($2,240,685) Dollars**, (the "Purchase Price").

Subscriber agrees that he will pay the Purchase Price as follows:

(a) **Twenty thousand ($20,000) Dollars**, upon execution of this Agreement (to be held in escrow with Corporate Title & Escrow Company, Inc., under an Escrow Agreement, the terms of which are incorporated herein and made a part hereof), provided further, all sums deposited shall be so held in escrow and shall be returned to the subscriber within three (3) business days after withdrawal from this Agreement as provided herein, and

(b) To pay the remaining portion of the Purchase Price as follows:

- **In cash at closing; or to finance the balance under a conventional mortgage.**

If Subscriber elects to finance the Purchase Price under a conventional mortgage, he shall make good faith application at his sole cost for a mortgage commitment within

ten (10) days after this Agreement becomes a binding purchase agreement pursuant to Paragraph (2) hereof.

Closing on the reserved unit shall be on a date mutually acceptable to both parties. In any event the closing will occur no earlier than ten (10) days after receipt by Subscriber of the Notice described in Paragraph (3) hereof and no later than ten (10) days after Developer has obtained a Certificate of Occupancy for the building shell from the Garfield Township Building Department.

Said unit shall include such additional items as are specifically enumerated in the attached Exhibit "A", if any. No extra features for the unit shall be included in the Purchase Price unless specifically provided in the basic plans or on Exhibit "A" attached hereto.

Subscriber agrees that, in addition to the Purchase Price, he will be liable after closing for his proportionate share of the Association Assessment for maintenance, repair, replacement and other expenses of Administration as outlined in the Condominium Bylaws.

1. **PLAN AND PURPOSE.**

The Copper Ridge Professional Center Five Condominium Association has been, or will be, established as a Michigan nonprofit corporation for the purpose of operating and maintaining the common elements of the condominium. Each Co-owner shall be a member of the Association and will be subject to the Bylaws and regulations thereof. Subscriber hereby subscribes to and agrees to abide by the terms, provisions, declarations, covenants and restrictions contained in the Master Deed, Condominium Bylaws and Condominium Subdivision Plans of the project and the Articles of Incorporation, Bylaws and Regulations, if any, of the Association, the contents of which documents will be as Developer, in its discretion, deems appropriate, and copies of which will be furnished to Subscriber together with the waiver discussed in Paragraph (2) below.

2. **EFFECT OF AGREEMENT.**

This Agreement shall become a binding purchase agreement upon Developer and Subscriber upon the expiration of nine (9) business days after receipt by Subscriber of the Condominium Documents. However, if Subscriber shall waive the nine (9) business day period in writing, then this Agreement shall become immediately binding upon the execution of such waiver.

3. **CONVEYANCE OF TITLE.**

In consideration of this Agreement, the Developer agrees to convey to Subscriber good and marketable title to said unit by a Warranty Deed subject to easements and restrictions of record, all pertinent governmental regulations and subject to the instruments mentioned in Paragraph (1) above, upon payment of the remaining portion of the Purchase Price as specified in (b) above. Subscriber agrees to consummate the purchase of said unit from Developer within ten (10) days after Developer has notified Subscriber in writing that it is prepared to tender title and/or possession to him. It is understood that Subscriber will, at the time title and/or possession is conveyed to him, pay all mortgage costs (if applicable) and such other closing costs as are customarily paid by the purchasers of comparable real estate in this jurisdiction and taxes, assessments and insurance will be adjusted to the date of closing.

Taxes will be prorated on a due date basis as if paid in advance. In addition to the Developer's credit for tax proration at the time of closing and in the event that the real property tax bills relative to the condominium property have not yet been split into separate tax bills for each unit by the local tax assessor, Developer may require Subscriber to pay into an escrow account to be maintained by the Association an amount equal to Subscriber's estimated percentage of value share of real estate taxes with respect to the condominium project which will next fall due. Within a reasonable time after closing, Developer, at its expense, will furnish Subscriber with an owner's title insurance policy issued in a face amount equal to the purchase price of the unit. A commitment therefor will be furnished to Subscriber by Developer at or prior to closing.

An amount equal to two (2) months' estimated maintenance assessment plus that amount of the monthly assessment prorated to the date of closing shall be paid in advance by Subscriber to Developer on behalf of the Association at the time of closing as a working capital deposit and Subscriber shall also, if required by Developer, make a proportionate contribution to the Association's insurance reserve at the time of closing.

4. **WARRANTY.**

The Developer of the Condominium project will warrant the units against defects in workmanship and materials for a period of one (1) year following closing; otherwise the units herein are being sold "as is".

5. **CANCELLATION RIGHTS OF SUBSCRIBER.**

Unless the Subscriber waives the right of withdrawal, the Subscriber may withdraw from this Agreement without cause and without penalty if the withdrawal is made before conveyance of the unit and within nine (9) business days after receipt of the Condominium Documents and the amounts theretofore paid by him under this Agreement will be refunded to him in full satisfaction and termination of any rights and liabilities of Subscriber and Developer of any sort hereunder and shall wholly cease and terminate.

6. **CANCELLATION RIGHTS OF DEVELOPER.**

If Developer determines not to establish the Subscriber's unit in the condominium project, then Developer shall so notify Subscriber in writing. In such event, Developer reserves the right to return all sums received for reservation of the right to purchase said unit to Subscriber or his successors, and thereupon, all rights of Subscriber shall cease and terminate without further liability on the part of Developer.

It is understood that Subscriber's credit is subject to approval by Developer and by any proposed mortgagee. In the event that either Developer or such mortgagee determines that Subscriber does not meet credit requirements for participation in the project, then Developer shall return to Subscriber all of the sums paid hereunder and this Agreement shall be deemed null and void and all of Subscriber's and Developer's rights shall cease and terminate without further liability on the part of either party.

The Developer may, at its option, release the obligations of Subscriber under this Agreement in the event Subscriber shall secure another Subscriber who is satisfactory to the Developer. This Agreement is not otherwise assignable.

7. **SECURITY FOR COMPLETION.**

After expiration of the withdrawal period provided in Paragraph (5), Developer shall be required to retain sufficient funds in escrow or to provide sufficient security to assure completion of all improvements labeled "must be built" in the Condominium Subdivision Plan.

8. **ARBITRATION.**

At the exclusive option of the Subscriber, any claim which might be the subject of a civil action against the Developer which involves an amount less than $2,500.00, and arises out of or relates to this Purchase Agreement or the unit or project to which this Agreement relates, shall be settled by binding arbitration conducted by the American Arbitration Association. Judgment upon the award rendered by arbitration may be entered in a circuit court of appropriate jurisdiction.

9. **DEFAULT.**

If the Subscriber shall default in any of the payments or obligations called for in this Agreement and such default shall continue for ten (10) days after written notice sent by the Developer to the Subscriber, then, forthwith at the option of the Developer all rights of Subscriber under this Agreement shall terminate. If Subscriber's rights are terminated subsequent to this Agreement becoming a binding purchase agreement pursuant to Paragraph (2) hereof, any amount paid toward the Purchase Price shall be retained by

the Developer as liquidated damages; provided, however, that such liquidated damages shall in no event exceed ten (10%) percent of the Purchase Price specified on page one hereof. If Subscriber's rights terminate prior to the time this Agreement becomes a binding purchase agreement pursuant to Paragraph (2) hereof, all sums paid by Subscriber shall be refunded to him and neither party hereto shall be obligated further.

10. **ORAL REPRESENTATION NOT TO BE RELIED UPON.**

This Agreement will supersede any and all understandings and agreements and constitutes the entire agreement between the parties and no oral representations or statements shall be considered a part hereof.

11. **NOTICES.**

All written notices required or permitted hereunder and all notices of change of address shall be deemed sufficient if personally delivered or sent by ordinary first class mail or by registered or certified mail, postage prepaid, and return receipt requested, addressed to the recipient party at the address shown below such party's signature to this Agreement. For purposes of calculating time periods under the provisions of this Agreement, notice shall be deemed effective upon mailing or personal delivery, whichever is applicable.

12. **USAGE OF TERMS.**

The pronouns and relative words herein used shall be construed respectively to include the masculine, feminine and neuter genders and the singular and plural numbers unless the context indicates a contrary intention.

13. **THE CONDOMINIUM BUYER'S HANDBOOK.**

Subscriber hereby acknowledges receipt prior to execution of this Agreement of a copy of the Condominium Buyer's Handbook published by the Michigan Department of Labor & Economic Growth.

This Agreement is executed by the parties on the 26th day of April, 2005. Subscriber hereby acknowledges receipt of a copy of this Agreement and the Escrow Agreement referred to above.

The covenants herein shall bind the heirs, personal representatives, administrators, executors, assigns and successors of the respective parties.

THE PARTIES AGREE THAT THIS AGREEMENT IS SUBJECT TO AND INCLUDES THE GENERAL PROVISIONS CONTAINED HEREIN WHICH SUBSCRIBER ACKNOWLEDGES THAT HE HAS READ.

SUBSCRIBER: Aurora Energy, Ltd

Witness

By: WILLIAM W. DENEAU
Its: PRESIDENT

Subscriber's
Telephone No.: 941-0073

Address:
3760 N U.S. 31 South
Traverse City, MI 49684

Developer's
Telephone No. 590-3901

DEVELOPER:

COPPER RIDGE, L.L.C.,
a Michigan limited liability company

By: DFW, L.L.C.
Its: Managing Member

Witness

By:
Constance Deneweth

Its: Member

Address:
9590 Edgewood Ave.
Traverse City, MI 49684

EXHIBIT "A"

(Part of Purchase Agreement)

Condominium Unit No.: 5-1

Address: 4110 Copper Ridge Dr.
Traverse City, MI 49684

Subscriber: Aurora Energy, Ltd

The following is a list of clarifications, additional items, changes and/or extra features for the subject Condominium Unit. Subscriber will pay the total price shown below for such items at closing.

1.	Purchase includes 15 covered parking spaces.	$	0.00
2.	See attached footprint of 14,645 sq ft (measured from outside wall to center of wall in which this unit adjoins common area) on the mid-level of building 5.	$	0.00
3.	See attached "Description of a White Box" dated 4-14-05.	$	0.00
4.	~~Approximately 1,630 sq ft at $190.00 per foot.~~	$	
5.		$	
6.		$	
7.		$	
8.		$	
9.		$	
10.		$	
	TOTAL:	$	0.00

Dated: 4/26/05 William W Dewan
Subscriber – Aurora Energy, Ltd

Dated: 4-26-05 [signature]
Developer - Copper Ridge, LLC


14,645 SQ. FT.
STAIR
STAIR
LOBBY
MECH. RM.